                                                                   EXHIBIT 10.26

                                MOVIE STAR, INC.
                                  1115 BROADWAY
                            NEW YORK, NEW YORK 10010

                                                         As of November 28, 2006

Melvyn Knigin

     Re: Amended and Restated Employment Agreement dated as of October 3, 2006

Dear Mel:

     We refer you to your Amended and Restated Employment Agreement, dated as of
October 3, 2006 ("Employment Agreement"), with Movie Star, Inc. ("Company").
This letter will serve to amend your Employment Agreement as set forth below, effective as of November 28, 2006. Except as herein amended, all other provisions of the Employment Agreement shall remain in full force and effect.

     1. Paragraph 3.3(a) shall be deleted in its entirety and replaced with the following:

          "Initial Term Bonus. In addition to the Initial Term Base Salary, for each of the fiscal years ending June 30, 2007, 2008 and 2009, Executive shall be paid a bonus ("Initial Term Bonus") in accordance with the terms of the Company's senior executive incentive compensation pool as adopted by the Compensation Committee of the Board of Directors in September 1998
     ("1998 Incentive Plan"), in an amount equal to 3.0% of the Company's net income before taxes and before calculation of all bonuses under the 1998
     Incentive Plan for such fiscal year, and excluding the expenses that the
     Company records for accounting purposes as transaction expenses associated with a Significant Acquisition or a prospective Significant Acquisition in accordance with Generally Accepted Accounting Principles ("Net Income") in
     excess of $1,200,000 and up to $3,200,000, and equal to 3.75% of Net Income in excess of $3,200,000 ("Initial Term Bonus Calculation"). Any amounts due under this paragraph 3.3(a) shall be payable to the Executive within 90 days of the end of the applicable fiscal year in a cash lump-sum payment.
     Notwithstanding the foregoing, if a Significant Acquisition is completed, the Initial Term Bonus Calculation shall be based on the Net Income of only that portion of the Company's operations that are comparable to the
     Company's operations immediately prior to a Significant Acquisition. By way of example, and not of limitation, the operations of the Company as of the date of this Agreement are designing, manufacturing (through independent contractors) and importing, and wholesaling women's intimate apparel.

     Please confirm your agreement to the foregoing by countersigning and returning a copy of this letter.

                                        MOVIE STAR, INC.

                                        By: /s/ Saul Pomerantz
                                            ------------------------------------
                                            Saul Pomerantz
                                            Executive Vice President

AGREED:

/s/ Melvyn Knigin
-------------------------------------
Melvyn Knigin